Exhibit 99.1

                                                        Contact: Stephen E. Hare
                                                         Chief Financial Officer
                                                                  (804) 730-4401
News Release
May 7, 1998



                            AMF Bowling, Inc. Prices
                          $227 Million Private Offering
                          -----------------------------


Richmond, Virginia - May 7, 1998 -- AMF Bowling, Inc. (NYSE : PIN) announced today that it has priced its previously announced zero coupon convertible debentures for gross proceeds of approximately $227 million. The debentures, which are being sold in a private placement to qualified institutional buyers, will mature in 2018 and will have a yield to maturity of 7% per annum. The debentures are being issued at an original price of $252.57 per $1,000 principal amount at maturity and will be convertible at any time prior to maturity into shares of AMF's common stock at a conversion rate of 8.6734 shares per $1,000 principal amount at maturity. AMF also granted the initial purchasers of the debentures an option for 30 days to purchase up to an additional 25% of the aggregate principal amount at maturity solely to cover over-allotments. The closing is scheduled to occur on May 12, 1998.

The Company will contribute the net proceeds of the offering, estimated to be $218 million (excluding any over-allotment option), as equity to its subsidiary, AMF Bowling Worldwide, Inc., to repay a portion of its senior bank debt, thereby enabling AMF Bowling Worldwide to incur additional indebtedness to fund its bowling center acquisition program and to use for other corporate purposes.

The debentures have not been registered under the Securities Act of 1933 or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or applicable exemptions from such registration requirements.